Exhibit 10.2

KEY ENERGY SERVICES, INC.

2009 EQUITY AND CASH INCENTIVE PLAN

PERFORMANCE UNIT AWARD AGREEMENT

THIS PERFORMANCE UNIT AWARD AGREEMENT (this “Agreement”), dated as of                     ,                      (the “Date of Grant”), is made by and between Key Energy Services, Inc., a Maryland corporation (the “Company”), and                      (the “Participant”).

R E C I T A L S:

WHEREAS, the Company has adopted the Key Energy Services, Inc. 2009 Equity and Cash Incentive Plan (the “Plan”) pursuant to which awards intended to qualify as Performance Compensation Awards may be granted (“Performance Units”); and

WHEREAS, in recognition of the Participant’s services to the Company, the Administrator has determined that it is in the best interests of the Company and its stockholders to grant the Performance Units provided for herein (the “Performance Unit Award”) pursuant to the terms of the Plan and subject to the further terms and conditions set forth herein.

NOW, THEREFORE, in consideration for the services rendered by the Participant to the Company and the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.

Grant of Performance Unit. Pursuant to Section 7.2 of the Plan, the Company hereby grants the Participant a Performance Unit Award consisting of a target of                      Performance Units. Each Performance Unit represents the value of one share of Common Stock. The number of Performance Units that the Participant will actually earn (which may be up to 200% of the target Performance Units) will be determined by the level of achievement of the Performance Goals set forth in Section 3 hereof. Upon the certification by the Administrator of the level of achievement of the Performance Goals for a Performance Period, the Company will pay out the Performance Units the Participant has earned for such Performance Period in cash. Fifty percent (50%) of the target Performance Units will be measured with respect to the First Performance Period and fifty percent (50%) of the target Performance Units will be measured with respect to the Second Performance Period.

2.

Incorporation by Reference. The provisions of the Plan including, without limitation, Sections 11, 12 and 14.5 thereof, are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement, including Section 19 hereof, shall have the definitions set forth in the Plan. The Administrator shall have the authority to interpret and construe the Plan and this Agreement and to make any and all determinations thereunder, and its decision shall be binding and conclusive upon the Participant and his or her legal representative in respect of any questions arising under the Plan or this Agreement.

3. Earning of Performance Units.

(a) Performance Goals. The number of Performance Units earned in respect of a given Performance Period will be determined at the end of the Performance Period based on the relative placement of the Company within the group that consists of the Company and the Proxy Peer Group, based on Total Shareholder Return as set forth in Section 3(b) below, as follows:

	September 30,	September 30,
Company Placement In Proxy Peer Group for the Performance Period	Percentile Ranking In Proxy Peer Group	Performance Units Earned as a Percentage of Target
First	100%	200%
Second	91%	180%
Third	82%	160%
Fourth	73%	140%
Fifth	64%	120%
Sixth	55%	100%
Seventh	45%	75%
Eighth	36%	50%
Ninth	27%	25%
Tenth	18%	0%
Eleventh	9%	0%
Twelfth	0%	0%

As an example, and solely for avoidance of doubt, if the Company’s placement in the group that consists of the Company and the Proxy Peer Group for the First Performance Period is second, the Participant will earn a number of Performance Units for the First Performance Period equal to the product of (a) the number of target Performance Units, times (b) 50%, times (c) 180%. If the Company’s placement in the group that consists of the Company and the Proxy Peer Group for the Second Performance Period is fourth, the Participant will earn a number of Performance Units for the Second Performance Period equal to the product of (a) the number of target Performance Units, times (b) 50%, times (c) 140%.

(b) Proxy Peer Group TSR. In order to determine the Company’s placement, total shareholder return will be calculated by the Administrator or its designee for all members of the Proxy Peer Group on the same basis as Total Shareholder Return is calculated for the Company.

(c) Employment Condition. Except as provided in Section 4(a) hereof, a Participant must be employed by the Company on the payment date in respect of a Performance Unit to be eligible for payment with respect to the Performance Period.

(d) Certification. Following completion of each Performance Period, the Administrator shall review and certify in writing whether, and to what extent, the Performance Goal for the Performance Period has been achieved and, if so, calculate and certify in writing the number of Performance Units that the Participant earned for such period based upon the Company’s TSR relative to the Proxy Peer Group.

4. Payment.

(a) Timing. Payment in respect of the Performance Unit Award will be made in cash, less applicable withholding amounts, as soon as administratively practicable following completion of the certifications required by Section 3(d) above, and in any event within sixty (60) days following the end of the Performance Period, subject to the Participant’s Continuous Service through the payment date; provided, that, payment with respect to a Performance Period will still be made in the case of the Participant’s death or Disability following the end of such Performance Period but prior to the payment date for such Performance Period.

(b) Amount. The amount payable to the Participant in respect of a Performance Period will be equal to the product of (i) and (ii) where (i) is the number of Performance Units earned for the Performance Period, as determined by the Administrator in accordance with Section 3, and (ii) is the closing price per share of the Common Stock on the last trading day of the Performance Period.

5. Tax Withholding. The Company shall have the right to withhold from any payment due under the Plan and this Agreement an amount equal to the minimum required withholding obligation in respect of any federal, state or local tax.

6. No Rights as Stockholder. The Participant shall have no rights as a stockholder with respect to the shares of Common Stock underlying the Performance Units.

7. Compliance with Laws and Regulations. The issuance and transfer of the Performance Units shall be subject to compliance by the Company and the Participant with all applicable requirements of securities laws and with all applicable requirements of any stock exchange on which the Company’s Common Stock may be listed at the time of such issuance or transfer.

8. No Right to Continuous Service. Nothing in this Agreement shall be deemed by implication or otherwise to impose any limitation on any right of the Company or any of its Affiliates to terminate the Participant’s Continuous Service at any time.

9. Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first class mail, return receipt requested, telecopier, courier service or personal delivery:

if to the Company:

Key Energy Services, Inc.

1301 McKinney Street, Suite 1800

Houston, Texas 77010

Facsimile: 713-651-4559

Attention: General Counsel

if to the Participant, at the Participant’s last known address on file with the Company.

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) business days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied.

10. Bound by Plan. By signing this Agreement, the Participant acknowledges that he or she has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all of the terms and provisions of the Plan.

11. Beneficiary. The Participant may file with the Administrator a written designation of a beneficiary on such form as may be prescribed by the Administrator and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the legal representative of the Participant’s estate shall be deemed to be the Participant’s beneficiary.

12. Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and on the Participant and the beneficiaries, executors and administrators, heirs and successors of the Participant.

13. Amendment of Performance Unit Award. Subject to Section 14 of this Agreement, the Administrator at any time and from time to time may amend the terms of this Performance Unit Award; provided, however, that the Participant’s rights under this Performance Unit Award shall not be impaired by any such amendment unless (a) the Company requests the Participant’s consent and (b) the Participant consents in writing.

14. Adjustment Upon Changes in Capitalization. The shares of Common Stock underlying the Performance Units may be adjusted as provided in the Plan including, without limitation, Section 11 of the Plan. The Participant, by his or her execution and entry into this Agreement, irrevocably and unconditionally consents and agrees to any such adjustments as may be made at any time hereafter.

15. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Maryland without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of Maryland.

16. Severability. Every provision of this Agreement is intended to be severable and any illegal or invalid term shall not affect the validity or legality of the remaining terms.

17. Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation of construction, and shall not constitute a part of this Agreement.

18. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

19.	Definitions.

(a)

“Final Stock Price” means the sum of (i) and (ii) where (i) is the average closing stock price of the Common Stock for the last thirty (30) trading days of the Performance Period and (ii) is any dividends paid per share over the Performance Period.

(b)	“First Performance Period” means the period from January 1, 2012 through December 31, 2012.

(c)	“Initial Stock Price” means the average closing stock price of the Common Stock for the thirty (30) trading days immediately preceding the Performance Period.

(d)	“Performance Period” means the First Performance Period and/or the Second Performance Period, as appropriate.

(e)

“Proxy Peer Group” means Baker Hughes Incorporated (BHI); Basic Energy Services, Inc. (BAS); Exterran Holdings, Inc. (EXH); Helix Energy Solutions Group, Inc. (HLX); Noble Corporation (NE); Oceaneering International, Inc. (OII); Oil States International, Inc. (OIS); Patterson-UTI Energy, Inc. (PTEN); RPC, Inc. (RES); Superior Energy Services, Inc. (SPN); and Weatherford International Ltd. (WFT); or any other corporation selected by the Administrator.

(f)	“Second Performance Period” means the period from January 1, 2013 through December 31, 2013.

(g)

“Total Shareholder Return” or “TSR” means the change in value of a share of Common Stock determined by dividing (a) by (b), where (a) equals the Final Stock Price minus the Initial Stock Price and (b) equals the Initial Stock Price.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day first written above.

KEY ENERGY SERVICES, INC.

By:
Title:

Address:	1301 McKinney Street,
Suite 1800
Houston, Texas 77010

The undersigned hereby accepts the terms of this Agreement and the Plan.